ASSIGNMENT AND LICENSED RIGHTS AGREEMENT

This Assignment and Licensed Rights Agreement (“Agreement”) is made as of December 19th, 2014 (“Effective Date”) between PearTrack Security Systems, Inc. a Nevada corporation at 1134-E. Ballena Bay Blvd. #6, Alameda, CA 94501 (“PTSS”), and PearLoxx Limited incorporated and registered in England and Wales whose registered office is at Enterprise House, 97 Alderley Road, Wilmslow, Cheshire, UK SK9 1PT (“PearLoxx”) (PTSS and PearLoxx are each a “Party” and together, the “Parties”). In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.

Definitions

1.1.

“Assigned Property” means the Intellectual Property listed in Exhibit “A” being all Intellectual Property Rights contributed by PearTrack Systems Limited forming a part of, embodied in or necessary for use of the PearLoxx Product and all background and foreground intellectual property created by PearLoxx or by a contractor on behalf of any party to the PearLoxx Agreement in the course of or in connection with the creation of the PearLoxx Product.

1.2.

“Adjusted Gross Revenue” means the gross revenue generated by the sale of the PearLoxx Product, less the cost of goods, sales and marketing and taxes.

1.3.

“Cost of goods” means the cost to manufacture the PearLoxx Product plus the cost to deliver the PearLoxx Product to the customer. (PTSS anticipates that its manufacturing partner will send the units directly to the customer and those costs will be added to the cost of goods to PTSS.)

1.4.

“Sales and Marketing” means:

(a)

the sales and marketing cost attributed to the sale and marketing endeavours specific to the PearLoxx Product.  General sales and marketing for PearTrack, as a Company, or its general branding and corporate communications material will not be included. Specific expense line items attributable would be as follows; collateral material, printing material, travel, phone, dinners, and traditional marketing related items; and

(b)

Sales channel expenses such as distributor and sales agent costs, sales commissions and any and all fees related to the sale of the PearLoxx Product.

1.5.

“Taxes” means any tax, levy, impost, fee, assessment, deduction or charge made by any taxing authority on the manufacture, sale or delivery of the PearLoxx Product.

1.6.

“Licensed Rights” means the property listed in Exhibit “B”, namely the rights licensed by Nils Agne Emanuel Olsson and Sweloxx Scandinavia AB to PearLoxx under Agreement of 12 October 2012 as set out in Exhibit “B” comprising all Intellectual Property and Intellectual Property Rights forming a part of, embodied in or necessary for the use of the Licensed Rights.

1.7.

“PearLoxx Product” means a locking device containing a battery powered GPS Tracking and Asset Monitoring capability and an electronic controller and electromechanical locking assembly using the respective technologies of both PearTrack Systems Limited and Sweloxx Scandinavia AB, as further defined in Exhibit “C”.

1.8.

“Intellectual Property” means all technology and intellectual property, regardless of form, including without limitation: published and unpublished works of authorship, including without limitation audio visual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

1.9.

“Intellectual Property Rights” means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including without limitation: rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act (“Copyrights”); rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act (“Trademark Rights”); rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity (“Personality Rights”); rights of attribution and integrity and other moral rights of an author (“Moral Rights”); and rights in, arising out of, or associated with domain names (“Domain Name Rights”).

2.

Assignment. PearLoxx hereby perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to PTSS and its successors and assigns, all of PearLoxx’s right, title, and interest in and to the Assigned Property. PearLoxx further perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to PTSS and its successors and assigns all claims for past, present and future infringement or misappropriation of the Intellectual Property Rights included in the Assigned Property, including all rights to sue for and to receive and recover all profits and damages accruing from an infringement misappropriation prior to the Effective Date as well as the right to grant releases for past infringements. PearLoxx hereby waives and agrees not to enforce all Moral Rights and all Personality Rights that PearLoxx may have in the Assigned Property.

3.

Licensed Rights: Subject to Clause 4 and Clause 8, PearLoxx hereby grants to PTSS and its successors and assigns the right to use the Olsson Licensed Rights and Sweloxx Licensed Rights as comprised within the PearLoxx Product including all rights to sue for and to receive and recover all profits and damages accruing from any infringement, misappropriation of those Licensed Rights from the date of signing this Agreement.

4.

No Restriction:  The transfer of the Licensed Rights from PearLoxx to PTSS shall not in any way inhibit or prevent the right of Sweloxx Scandinavia AB to continue its business of constructing, marketing, selling and distributing its own patented locks and related products worldwide, including the so called “Permanent Unit”, which is a locking device permanently affixed to a container, as well as a free standing clip-on housing gadget, offered as an option to buyers of the Sweloxx locks.

5.

Royalty as Consideration.  In consideration for the assignment of the Assigned Property and grant of the rights to use the Licensed Rights  PTSS shall pay to Pearloxx the following by way of royalties based upon the Adjusted Gross Revenue generated from the sale of the Pearloxx System:

i.

Five percent (5%) of the Adjusted Gross Revenue generated by sales of the PearLoxx Product between one dollar (US $1.00) and five million dollars (US $5,000,000); and

ii.

Three percent (3%) of the Adjusted Gross Revenue generated by sales of the PearLoxx Product between five million and one dollars (US $5,000,001) and ten million dollars (US $10,000,000); and

iii.

Two and one half percent (2.5%) of the Adjusted Gross Revenue generated by sales of the PearLoxx Product above ten million and one dollars (US $10,000,001).

iv.

All payments hereunder shall be made in U.S. dollars via wire transfer of immediately available funds to an account designated by Pearloxx within sixty (60) days after the end of each calendar quarter.

6.

Reports, Books and Records; Audit; Late Payments and Taxes.

6.1.

Reports. Within sixty (60) days after the last day of each quarter during the Term, PTSS shall submit to PearLoxx a written statement (the “Quarterly License Reporting Statement”) detailing with respect to the preceding quarterly period: (a) all PearLoxx Product Gross Revenue and Adjusted Gross Revenue; and (b) Royalty to be paid to PearLoxx under this Agreement based on such Gross Revenue.

6.2.

Adjustments.  If PTSS has to reverse previously recognized Adjusted Gross Revenue reported under a previous Quarterly License Reporting Statement, PTSS can claim credit on a subsequent Quarterly License Reporting Statement for the same quarter it reverses the previously recognized Adjusted Gross Revenue in PTSS’ income statement.  Such credit will not exceed the amount of Royalty to be paid in the then-current quarter, but the unused credit may be carried over to succeeding quarters.

6.3.

Payment Timing.  PTSS shall pay PearLoxx, on a quarterly basis, the Royalty amounts reported in the Quarterly License Reporting Statement for such quarter not later than sixty (60) days after the end of such quarter.

6.4.

Books and Records. PTSS shall maintain appropriate books of account and records with respect to PearLoxx Product Gross Revenue, Adjusted Gross Revenue and Royalty in accordance with generally accepted accounting principles and shall make complete and accurate entries concerning all transactions relevant to the Agreement. All such books of account and records shall be kept available by PTSS for no less than three (3) years after the end of each calendar year, or, in the event of a dispute between the parties involving in any way those books of accounts and records, until such time as the dispute will have been resolve, whichever is later.

6.5.

Audit. PearLoxx shall have the right during the Term and for a period of three (3) years after the end of the calendar year, or, in the event of a dispute concerning the accuracy and/or correctness of a Quarterly License Reporting Statement or any other payment made under this Agreement, until the dispute is resolved, whichever is later, through an independent public accountant or other qualified expert selected by PearLoxx and reasonably acceptable to PTSS, in inspect and examine PTSS’ relevant books of accounts and records, server log files and other documents (including, without limitation, vouchers, records, purchase orders, sales orders, re-orders, agreements and technical information) relating to the subject matter of this Agreement. Such inspection and examination shall be done to confirm that appropriate payments have been made or that the PearLoxx Patents are being used only within the license granted under this Agreement. There shall be only one such audit per calendar year. Any such audit shall take place upon reasonable prior written notice to PTSS and during PTSS’ regular business hours. Except as set forth in Section 6.6, the cost of such audit shall be borne by PearLoxx.

6.6.

Late Payments. PearLoxx shall be entitled to charge, and PTSS shall pay, interest on any overdue amounts under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law. In the event that an audit reveals any undisputed underpayment, PTSS shall, within thirty (30) days after written notice from PearLoxx, make up for such underpayment by paying the difference between amounts the audits reveals and the amounts PTSS actually paid, together with such interest on such difference. If the underpayment is more than ten percent (10%), PTSS shall pay the reasonable cost of the audit.  If any amount is overdue by more than ninety (90) days, in addition to any other remedies PearLoxx may have under this Agreement, PearLoxx can turn over the right to collect such overdue amounts to a collection agency. PTSS shall be responsible for any reasonable costs incurred by PearLoxx or such collection agency in collecting any amount that is overdue by more than ninety (90) days including, but not limited to, reasonable attorney’s fees.

6.7.

Taxes. In addition to the fees, royalties and other charges set forth in this Agreement, PTSS shall pay all taxes, duties and levies imposed by all national, state, province and local authorities (including, without limitation, export, sales, use and excise) based on the transactions or payments under this Agreement. Amounts payable to PearLoxx by PTSS hereunder shall be paid without deduction or withholding for or on account of any present or future tax, levy, impost, fee, assessment, deduction or charge by any taxing authority except the withholding tax deductible on any tax based PearLoxx income.

7.

Term and Termination.

7.1.

This Agreement shall continue indefinitely unless or until terminated for cause by one of the following occurrences namely if:

7.1.1.

PTSS breaches any material provision of this Agreement and fails to remedy such breach within ninety (90) days of PearLoxx’s written notice of such breach (or, if such breach cannot be remedied in that time, fails to commence remedial procedures within said ninety (90) day period and diligently prosecutes the cure to completion);

7.1.2.

Any payment due PearLoxx hereunder, including additional payments found due as the result of an audit conducted pursuant to section 6.5 and 6.6 hereof and interest due thereon, remains unpaid for a period of more than sixty days from the date said payments first became due and payable.

7.1.3.

PTSS dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors; or

7.1.4.

a voluntary or involuntary petition or proceeding is commenced by or against PTSS under the applicable bankruptcy laws or any other statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceedings for the settlement of PTSS’s debt is instituted.

7.2.

Injunctive Relief.  If PearLoxx terminates this Agreement in accordance with Section 7.1 and PTSS thereafter makes, uses or sells systems, methods, apparatuses or code modules covered by one or more of the claims of the Licensed Patents of Sweloxx or Nils Olsen, then PearLoxx shall, at its option, be entitled to seek an injunction to prohibit such activity and, in any event, shall be entitled to money damages, together with attorneys fees for enforcement of this Agreement.

7.3.

Effect of Termination. Upon the expiration or sooner termination of this Agreement:

7.4.

All rights and licenses granted to PTSS  hereunder of the Licensed Rights will terminate, and PTSS shall cease use of the Licensed Rights;

7.5.

PTSS will destroy or return to PearLoxx all Confidential Information of PearLoxx and all copies of any of the foregoing;

7.6.

PearLoxx, at its option, will destroy or return to PTSS all Confidential Information of PTSS and all copies of the foregoing.

8.

Confidentiality. PearLoxx must not use any Confidential Information assigned as part of the Assigned Property except for the benefit of PTSS. PearLoxx must not disclose such Confidential Information to third parties. PearLoxx must take reasonable steps to maintain the confidentiality and secrecy of such Confidential Information and to prevent the unauthorized use or disclosure of such Confidential Information. Any breach of these restrictions will cause irreparable harm to PTSS and will entitle PTSS to injunctive relief in addition to all applicable legal remedies.

9.

Representations and Warranties. PearLoxx represents and warrants to PTSS that: PearLoxx exclusively owns all right, title, and interest in and to the Assigned Property and has the right to transfer its license of the Licensed Rights; PearLoxx has not granted and will not grant any licenses or other rights to the Assigned Property or Licensed Rights to any third party; the Assigned Property is free of any liens, encumbrances, security interests, and restrictions on transfer; to PearLoxx’s knowledge, the Intellectual Property that is assigned as part of the Assigned Property does not infringe Intellectual Property Rights of any third party; and there are no legal actions, investigations, claims, or proceedings pending or threatened relating to the Assigned Property

10.

 Indemnification. PearLoxx will defend, indemnify, and hold harmless PTSS, and PTSS’s officers, directors, shareholders, successors, and assigns, from and against all losses, liabilities, and costs including, without limitation, reasonable attorneys’ fees, expenses, penalties, judgments, claims and demands of every kind and character that PTSS, its officers, directors, shareholders, successors, and  assigns may incur, suffer, or be required to pay arising out of, based upon, or by reason of: the breach by PearLoxx of any of the representations or warranties made by PearLoxx under this Agreement; PearLoxx’s use of the Assigned Property prior to the date of this Agreement; or PearLoxx’s failure to perform its obligations under this Agreement.

11.

Further Assurances

11.1.

Assistance. PearLoxx will take all action and execute all documents as PTSS may reasonably request to effectuate the transfer of the Assigned Property and the vesting of complete and exclusive ownership of the Assigned Property in PTSS. In addition, PearLoxx will, at the request and sole cost and expense of PTSS, but without additional compensation, promptly sign, execute, make, and do all such deeds, documents, acts, and things as PTSS may reasonably require:

a)

to apply for, obtain, register, maintain and vest in the name of PTSS alone (unless PTSS otherwise directs) Intellectual Property Rights protection relating to any or all of the Assigned Property in any country throughout the world, and when so obtained or vested, to renew and restore the same;

b)

to defend any judicial, opposition, or other proceedings in respect of such applications and any judicial, opposition, or other proceedings or petitions or applications for revocation of such Intellectual Property Rights; and

c)

to assist PTSS with the defence and enforcement of its rights in any registrations issuing from such applications and in all Intellectual Property Rights protection in the Intellectual Property.

12.

Power of Attorney. If at any time PTSS is unable, for any reason, to secure PearLoxx’s signature on any letters patent, copyright, or trademark assignments or applications for registrations, or other documents or filings pertaining to any or all of the Assigned Property, whether because of PearLoxx’s unwillingness, or for any other reason whatsoever, PearLoxx hereby irrevocably designates and appoints PTSS and its duly authorized officers and agents as its agents and attorneys-in-fact, to act for and on its behalf and stead to execute and file any and all such applications, registrations, and other documents and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by PearLoxx.

13.

Miscellaneous

13.1.

Injunctive Relief. A breach of this Agreement may result in irreparable harm to PTSS and a remedy at law for any such breach will be inadequate, and in recognition thereof, PTSS will be entitled to injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by PearLoxx without showing or proving actual damages.

13.2.

Binding on Successors. This Agreement will inure to the benefit of, and be binding upon, the parties, together with their respective representatives, successors, and assigns, except that PearLoxx may not assign this Agreement without the consent of PTSS. PTSS may assign this Agreement in its discretion.

13.3.

Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of California without reference to its conflict of laws provisions. With respect to any dispute arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the federal and state courts located in Los Angeles County, California.

13.4.

Amendment and Waiver. This Agreement may not be amended or modified unless mutually agreed upon in writing by the parties and no waiver will be effective unless signed by the party from whom such waiver is sought. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

13.5.

Severability. If any provision of this Agreement is held invalid by any court of competent jurisdiction, such invalidity will not affect the validity or operation of any other provision, and the invalid provision will be deemed severed from this Agreement.

Entire Agreement. This Agreement is the entire agreement concerning the subject matter hereof. It supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PEARLOXX: PEARLOXX LIMITED

/s/ Dimitri Papalios

By: Dimitri Papalios

Title: President

PTSS: PEARTRACK SECURITY SYSTEMS, INC.

/s/ Edward W. Withrow Jr.

By: Edward W. Withrow Jr.

Title: CEO

EXHIBIT “A”

PEARTRACK INTELLECTUAL PROPERTY

The following areas of interest define the PearTrack Intellectual Property portfolio:

Firmware

Software IP includes but is not limited to; embedded software contained within an application specific hardware platform. Firmware may be in the form of a pre or post-compiled code.

Product	File Name or Location	Description	Status
PT-30RC	PT-30_FW_v0.4	Operating Software for next generation rechargeable units.	Alpha
PT-90RC	PT-90_FW_v0.8	Operating Software for next generation rechargeable units.	Alpha
PT-xxx	bt2_3_51.hex	Embedded software for PT-xxx v1.4x hardware platform	Released
PT-xxx	bt2_3_60.hex	Embedded software for PT-xxx v1.5x hardware platform	Released

Hardware

Hardware IP includes but is not limited to; Application specific electronic system(s) and/or design that are normally in the form of schematic and printed circuit board design files.

Product	File Name or Location	Description	Status
PT-30RC	PT-30_v2_4_SCH	PT-30 Schematic design	Beta
PT-30RC	PT-30v2_5_PCB	PT-30 PCB Design	Beta
PT-30RC	PT-30v2_BOM	PT-30 PCBA Bill of Materials	Beta
PT-90RC	PT-90v1_2_SCH	PT-90 Schematic design	Beta
PT-90RC	PT-90v2_6_PCB	PT-90 PCB Design (also for PT-100)	Beta
PT-90RC	PT-90v1_2_BOM	PT-90 PCBA Bill of Materials	Beta
PT-xxx	PT-xxx v1_52_SCH	PT-xxx Schematic design – common to all non-rechargeable units	Released
PT-xxx	PT-xxx v1_55_PCB	PT-xxx PCB Design – common to all non-rechargeable units	Released
PT-xxx	PT-xxx BOM rev 1.54	PT-xxx PCBA Bill of Materials – common to all non-rechargeable units	Released

Mechanical

Design IP being pledged includes but is not limited to; Product or Production tooling, Fixtures, etc.

Product	File Name or Location	Description	Status
PT-30RC	PT-30_Case	PT-30 Enclosure case tooling. Held by Colemart Ltd Liverpool	Released
PT-90RC	PT-90v1_0_Enc	PT-90 Enclosure Design – not yet tooled	Prototype
PT-500	PT-500_Bat_Clamp	PT-700 Battery clamp tooling. Currently held by NBKEAO, China	Released
PT-700	PT-700_Bat_Clamp	PCB support frame for PT-xxx units Held by NBKEAO, China	Released
PT-xxx	PT-xxx_PCB_Frame	PCB support frame for PT-xxx units Held by NBKEAO, China	Released

Software

Software IP includes but is not limited to; Software applications, interfaces, and tools. i.e. Web portal tracking platform, Back-office services, and Hardware programming tools. Software may be in the form of pre or post-complied code.

Name	File Name or Location	Description	Status
PT_Comm	PearTrack Communication Protocol Manual v1_2	Hardware communication protocols as defined in the document for non-rechargeable PT-xxx family	Released
Poll_App	poll.exe	PC based SMS and GPRS Rx driver SW for the PT-xxx family (dev only)	Released
BTemu_App	btemu.exe	PC based incoming GPRS emulator, used for testing GPRS server software (dev only).	Released
GPRS_App	gprs.exe	PC app which receives data from PT-xxx and displays the data (dev only)	Released
BasicTrak	In version control, as found at; https://pl3.projectlocker.com/BAKTRAK	Minimal functionality web tracking application with only a tracking page, history, a unit status page and user preference page	Released
Corptrak	In version control, as found at; https://pl3.projectlocker.com/BAKTRAK	High end tracking portal / web application as found at Multiple web sites are available by using different CSS per site.	Released
PT_DAL	Data Access Layer	Consists of a number of databases, tables, functions, stored procedures and jobs. These together form the core data handling functions of the platform as well as serving the web applications.	Released
Listener	TrakPortX	IP port monitor and incoming communication handler	Released
Parser	TrakParserX	Monitors the database looking at the parser queue, and decodes incoming data	Released
Geoparser	TrakGeocodeX	Monitors the database looking at the GeoCode parser queue. Once a message is found the geoparser performs a Reverse Geocode function	Released
Port Watchdog	TrakWatchDog	Listener access monitor. Email and SMS alerts to system administrator	Released
Web Watchdog	TrakWatchDogWeb	HTTP connection monitor. Email alerts to system admin in event of error	Released
GCH Admin	In version control, as found at; http://Admin.pmvision-software.co.uk	System admin / developer tools as found at; To enable the set up of backend items to run the various wed applications.	Released
View Data	As found at; http://79.171.34.59:48100	Web tool to allow hardware developers to see messages coming into the platform in their raw state.	Released
Web Services	wsPassthrough.asmx wsMessagesBasic.asmx	Provides external comm. to the platform via web services to send and receive data	Released
PT-xxx	eerom_51.exe	Configuration tools for writing EERom file for PT-xxx units version bt2_3_51 FW	Released
PT-xxx	eerom_60.exe	Configuration tools for writing EERom file for PT-xxx units version bt2_3_60 FW	Released

EXHIBIT “B”

SWELOXX AND OLSSON LICENSED RIGHTS

USPTO Patent #8,245,546 and EP Patent #1 845 225 B1

The invention relates to a container lock, a method for locking a container with at least one door, and a container provided with a lock, said door having a first frame edge portion, and said container having a second frame edge portion positioned adjacent to said first frame edge portion in a closed position of the door, wherein said container lock comprises: an interior blocking portion, having a body adapted to extend over said first and second frame edge portions, and an engaging abutment and an extension portion extending out from said body so that, when said interior portion is arranged on the inside of said second frame edge portion, said engaging abutment and extension portion provide interacting engagement of opposite side surfaces of said second frame edge portion, and said extension portion extends from the interior of the container to the exterior of the container, and an exterior blocking means for lockable interaction with said extension portion.

EXHIBIT “C”

PEARLOXX PRODUCT SPECIFICATION AND DRAWINGS

PearLoxx locking systems integrate elements from Sweloxx patents (as set out in Exhibit B), physical container locking system with proprietary electronic control and deadlock system, and the PearTrack tracking and communication system. They system provides an electronically operated security lock for shipping containers that signals operation and location updates via the PearTrack system.

Principle generic features of the Product include:

•

Electronically operated secure locking system using patented mechanical design.

•

Tamper and drill resistant design

•

Local 5-digit code emergency access and emergency power options.

•

GPS global tracking with GSM 2G/3G communication using PearTrack tracking unit.

•

Automatic notification of lock operation and unlocking / locking events.

•

Local user one-touch re-locking

•

C. 90 day rechargeable or up to 10 year primary battery versions based

CodeLoxx

The PearLoxx lock assembly (CodeLoxx) is operated by a microcontroller based lock control circuit. This electronic circuit is able to accept either remote open commands via the PearTrack system or a 5 digit local code, which is input via a single button and LED combination. The deadlock bolt is operated using a motor driven gear/rack, and once the deadbolt is retracted a user can manually operate the lock. Lock open status is signaled via the PearTrack tracking unit, and re-locking is automatically inhibited while the lock bolt is open to prevent jamming.

PL-1000

The PL-1000 is the fixed battery version with a predicted operating life of up to 10 years. It operates from an eight ‘D’ cell primary power pack, which is used to power the PearTrack GPS/GSM tracking unit and provide charge power for a small lithium polymer battery which is used to operate the CodeLoxx lock control circuit. The total assembly is design to be resistant up to IP67, which at time of writing is untested. The total assembly consists of an inner plastic assembly which contains all electronic and operational parts of the system(s), anti-drill protection within the inner assembly, an outer steel enclosure which provides physical protection to the inner assembly and lock bolt, and a container door reinforcing bar and hasp assembly (patented design).

The PL-1000 design was deemed as being too thick / large and unsuitable for fitting within the ISO footprint for shipping containers, and therefore requires reengineering.

PL-90

The PL-90 is the rechargeable battery version with a predicted operating life of up to 3 months. It operates from a single Lithium Polymer battery, which is used to power the PearTrack GPS/GSM tracking unit and operate the CodeLoxx lock control circuit. The battery is charged using power derived from an external USB connector and controlled by the GPS/GSM tracking unit. The total assembly is design to be resistant up to IP67, which at time of writing is untested. The total assembly consists of an inner plastic assembly which contains all electronic and operational parts of the system(s), anti-drill protection within the inner assembly, an outer steel enclosure which provides physical protection to the inner assembly and lock bolt, and a container door reinforcing bar and hasp assembly (patented design).